FOR IMMEDIATE RELEASE

Contact:
Thomas R. Butkus
Chairman, President and Chief Executive Officer
(708) 687-7400

AJS BANCORP, INC. ANNOUNCES RESULTS OF
STOCK OFFERING, STOCKHOLDER VOTE AND MEMBER VOTE

Midlothian, Illinois, September 30, 2013 – AJS Bancorp, Inc., a federal corporation (“Old AJS Bancorp”) (OTCBB: AJSB), announced today that its stockholders and the members of AJS Bancorp, MHC (the “MHC”) each approved the plan of conversion and reorganization pursuant to which the MHC will convert to the stock holding company form of organization and AJS Bancorp, Inc., a Maryland corporation (“New AJS Bancorp”), the proposed stock holding company for A.J. Smith Federal Savings Bank (the “Bank”), will sell shares of its common stock.

On September 19, 2013, the Office of the Comptroller of the Currency (the “OCC”), the primary regulator of the Bank, terminated its formal agreement with the Bank which was entered into on March 8, 2012. The Bank remains designated in “troubled condition” under OCC prompt corrective action rules and remains subject to an individual minimum capital requirement.

Old AJS Bancorp also announced that New AJS Bancorp expects to sell 1,406,677 shares of common stock (including 112,534 shares to be issued to the employee stock ownership plan) at $10.00 per share, for gross offering proceeds of $14.1 million in the offering. The subscription offering was oversubscribed by eligible account holders which were the depositors of the Bank as of September 30, 2010. Valid stock orders from these eligible depositors will be filled in accordance with the allocation procedures described in the prospectus and set forth in the MHC’s plan of conversion and reorganization.  No other priority groups will have their orders filled.  Keefe, Bruyette & Woods, Inc., a Stifel Company (“KBW”) acted as selling agent in the subscription offering.

If you are a first category subscriber and would like to confirm your allocation, allocation information will be available online beginning at 10:00 a.m., Central Time, on October 3, 2013 at https://allocations.kbw.com. You may also contact the stock information center, toll-free, at (877) 643-8198 from 10:00 a.m. until 4:00 p.m., Central Time.

Concurrent with the completion of the offering, shares of Old AJS Bancorp’s common stock owned by the public will be exchanged for shares of New AJS Bancorp’s common stock so that Old AJS Bancorp’s existing stockholders will own approximately the same percentage of New AJS Bancorp’s common stock as they owned of Old AJS Bancorp’s common stock immediately prior to the conversion. As a result, stockholders of Old AJS Bancorp will receive 1.1460 shares of New AJS Bancorp’s common stock for each share of Old AJS Bancorp common stock they own immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange of shares, New AJS Bancorp will have approximately 2,313,613 shares outstanding after giving effect to the transaction.

The transaction is scheduled to close on or about October 9, 2013, at which time the MHC and Old AJS Bancorp will cease to exist and New AJS Bancorp will become the fully public stock holding company of the Bank.  The shares of common stock of Old AJS Bancorp will cease being quoted under the trading symbol “AJSB” on the OTC Bulletin Board at the close of trading on or about October 9, 2013.  The shares of common stock sold in the offering and issued in the exchange of New AJS Bancorp are expected to begin being quoted on the OTC Bulletin Board on or about October 10, 2013. It is expected that New AJS Bancorp’s trading symbol will continue to be “AJSB.”

Certificates reflecting the shares purchased in the subscription offering are expected to be mailed to subscribers on or about October 9, 2013.  Stockholders of Old AJS Bancorp holding shares in street name will receive shares of New AJS Bancorp common stock and cash in lieu of fractional shares within their accounts.  Stockholders of Old AJS Bancorp holding shares in certificated form will be mailed a letter of transmittal on or about October 15, 2013. After submitting their stock certificates and a properly completed letter of transmittal to New AJS Bancorp’s transfer agent, stockholders will receive new certificates reflecting their shares of New AJS Bancorp common stock and cash in lieu of fractional shares.

KBW is serving as financial advisor to Old AJS Bancorp and New AJS Bancorp in connection with the transaction.  Luse Gorman Pomerenk & Schick, P.C. is serving as legal counsel to Old AJS Bancorp and New AJS Bancorp.

AJS Bancorp, Inc. is the holding company for A.J. Smith Federal Savings Bank which was founded in 1892. A.J. Smith Federal Savings Bank is headquartered in Midlothian, Illinois and has two additional offices in Orland Park, Illinois. At June 30, 2013, AJS Bancorp, Inc. had $216.2 million in total assets.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions.  AJS Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.